EXHIBIT 99

Standard Parking Corporation Reports Solid Third Quarter Growth; Reaffirms Guidance

CHICAGO, Nov. 3, 2010 (GLOBE NEWSWIRE) -- Standard Parking Corporation (Nasdaq:STAN), one of the nation's leading providers of parking management, ground transportation and other ancillary services, today announced 2010 third quarter results. Net income attributable to the Company increased 16% compared with the year ago quarter, to $4.8 million, or $0.30 per share. Earnings per share increased 11% over the third quarter of 2009. The Company also generated $12.7 million of free cash flow in the quarter.

Comments

James A. Wilhelm, President and Chief Executive Officer, said, "We're pleased to see these solid third quarter results. Our ability to deliver such consistent results against the backdrop of a challenging economy is a testament to the soundness of our business model. While we're not anticipating significant short-term improvement in macro-economic conditions, we're confident that as those conditions improve we'll be able to reap the benefits of a full new business pipeline as well as the development of our new SP Plus® branded service lines and vertical markets. In addition, we continue to evaluate several acquisition candidates. As we look ahead to 2011, our expectations are for another year of solid growth."

Third Quarter Operating Results

Revenue for the third quarter of 2010, excluding reimbursed management contract expense, increased by $4.6 million from the year-ago period to $79.4 million, primarily due to the addition of new airport and transportation locations and the timing of Gameday events. Paid exits at same location leases increased almost 4% over the third quarter of 2009, with growth across most vertical markets.

Gross profit in the 2010 third quarter increased by 5% to $22.4 million from $21.2 million a year ago, as all of our operating divisions reported solid year over year growth. While approximately half of the increase is attributable to the absence of certain legal-related expenses that occurred in the year ago quarter, strong results from our Airport, Gameday and Canadian operations were solid contributors to the third quarter 2010 gross profit growth.

General and administrative expense ("G&A") increased by 2% to $11.5 million from $11.3 million in the 2009 third quarter. Restoration in 2010 of the Company's performance-based compensation program was partially offset by cost efficiencies realized from the Company's rollout of its technology initiatives and associated process improvements.

As a result, operating income increased by 11% to $9.3 million, as compared with $8.4 million in the year ago quarter. Lower interest rates and lower debt balances resulted in a $0.3 million decrease in year-over-year interest expense for the third quarter.

Net income attributable to the Company for the 2010 third quarter was $4.8 million, or $0.30 per share, as compared with $4.2 million, or $0.27 per share, for the same period of 2009, an increase of 11%.

The Company generated $12.7 million of free cash flow during the third quarter of 2010, as compared with $6.4 million generated in the third quarter of last year. The year-over-year increase was attributable primarily to a reduction in the Company's investment in working capital. Free cash flow was $12.8 million for the first nine months of 2010 and $19.0 million over the last twelve months. The Company continues to expect free cash flow to be in a range of $20 - $25 million for the full year.

Recent Developments

In a competitive bidding process, the City of Tampa selected the Company's SP Plus® Municipal Services team to serve as Project Manager in connection with the City's conversion of approximately 1,000 on-street single-space parking meters to multi-space parking meters. In addition, SP Plus® Municipal Services will provide day-to-day maintenance of the new units.

Similarly, the City of Naperville, Illinois awarded SP Plus® Municipal Services a contract to furnish, install, maintain and provide collection services for multi-space pay stations and a Smart Card vending machine at two commuter rail stations.

At the Shreveport Regional Airport, the Company was asked to take over management of the parking operations from the incumbent operator with just 96 hours notice over a holiday weekend. Despite the short notice, the transition was completed smoothly. Since the Company's assumption of its management duties, the Airport has reported a revenue increase of more than 15%.

SNC-Lavalin, which manages buildings owned by the Canadian government, recently selected the Company to manage the parking operations at three of those properties, located in Standard Parking's new Ottawa and Quebec markets.

Year-to-Date Results

Revenue for the first nine months of 2010, excluding reimbursed management contract expense, increased by 4% to $228.9 million from $220.8 million in 2009.

Gross profit for the first nine months of 2010 increased by 5% to $64.3 million from $61.0 million for the same period of 2009, as certain legal-related expenses that impacted 2009 did not recur to the same degree in 2010. Various airport and transportation-related contract wins and the Gameday acquisition were significant contributors to the year-over-year increase.

General and administrative expenses for the first nine months of 2010 increased 3% to $35.3 million from $34.4 million a year earlier, reflecting the restoration in 2010 of performance-based compensation bonuses as well as the G&A attributable to the acquired Gameday operations. These year-over-year increases were partially offset by the absence of certain 2009 legal-related expenses that did not recur in 2010 as well as by cost efficiencies the Company is realizing from its investments in technology and process improvements.

As a result, operating income for the first nine months of 2010 increased by 10% to $24.4 million from $22.2 million in the same period of 2009.

Net income attributable to the Company increased by 13% to $12.2 million for the first nine months of 2010 as compared with $10.8 million for the first nine months of last year. On a per share basis, the year-over-year increase was 12% from $0.69 last year to $0.77 in 2010.

Financial Outlook

The Company reaffirms 2010 earnings per share guidance in the range of $1.05 - $1.10 per share and free cash flow in the range of $20 - $25 million.

Conference Call

The Company's quarterly earnings conference call will be held at 10:00 a.m. (Central Time) on Thursday, November 4, 2010 and will be available live and in replay to all analyst/investors through a webcast service. To listen to the live call, individuals are directed to the Company's investor relations page at www.standardparking.com at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, replays will be available shortly after the call on the Standard Parking website and can be accessed for 30 days after the call.

Standard Parking is a leading national provider of parking facility management, ground transportation and other ancillary services. The Company, with approximately 12,000 employees, manages approximately 2,200 facilities, containing over 1.2 million parking spaces in approximately 340 cities across the United States and four Canadian provinces, including parking-related and shuttle bus operations serving more than 60 airports.

More information about Standard Parking is available at www.standardparking.com. You should not construe the information on this website to be a part of this release. Standard Parking's annual reports filed on Form 10-K, its quarterly reports on Form 10-Q and its current reports on Form 8-K are available on the Internet at www.sec.gov and can also be accessed through the Investor Relations section of the Company's website.

DISCLOSURE NOTICE: The information contained in this document is as of November 3, 2010. The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.

This document and tables contain forward-looking information about the Company's financial results that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will" and similar terms and phrases in connection with any discussion of future operating or financial performance. These forward-looking statements are made based on management's expectations and beliefs concerning future events affecting the Company and are subject to uncertainties and factors relating to the operations and business environment, all of which are difficult to predict and many of which are beyond management's control. These uncertainties and factors could cause actual results to differ materially from those matters expressed in or implied by these forward-looking statements. The following factors are among those that may cause actual results to differ materially from forward-looking statements: recent turmoil in the credit markets and financial services industry; changes in general economic and business conditions or demographic trends; the financial difficulties or bankruptcy of our major clients, including the impact on our ability to collect receivables; availability, terms and deployment of capital; the loss, or renewal on less favorable terms, of management contracts and leases; our ability to renew our insurance policies on acceptable terms, the extent to which our clients choose to obtain insurance coverage through us and our ability to successfully manage self-insured losses; seasonal trends, especially in the first quarter of the year; the impact of public and private regulations; our ability to form and maintain relationships with large real estate owners, managers and developers; integration of future acquisitions in light of challenges in retaining key employees, synchronizing business processes and efficiently integrating facilities, marketing and operations; the ability to obtain performance bonds on acceptable terms to guarantee our performance under certain contracts; extraordinary events affecting parking at facilities that we manage, including emergency safety measures, military or terrorist attacks and natural disasters; changes in federal and state regulations including those affecting airports, parking lots at airports or automobile use; the loss of key employees; and development of new, competitive parking-related services. A further list and description of these risks, uncertainties, and other matters can be found in the Company's Annual Reports on Form 10-K and in its quarterly reports on Form 10-Q and its current reports on Form 8-K.

STANDARD PARKING CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except for share and per share data)
	September 30, 2010	December 31, 2009
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$ 7,404	$ 8,256
Notes and accounts receivable, net	53,146	44,490
Prepaid expenses and supplies	3,212	5,401
Deferred taxes	3,457	3,457
Total current assets	67,219	61,604
Leasehold improvements, equipment and construction in progress, net	16,910	17,175
Advances and deposits	6,395	4,904
Long-term receivables, net	12,982	10,325
Intangible and other assets, net	8,462	6,765
Cost of contracts, net	13,115	12,879
Goodwill	128,320	126,853
Total assets	$ 253,403	$ 240,505

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 48,356	$ 48,502
Accrued and other current liabilities	40,173	33,156
Current portion of long-term borrowings	664	662
Total current liabilities	89,193	82,320
Deferred taxes	9,937	8,151
Long-term borrowings, excluding current portion	96,848	112,549
Other long-term liabilities	26,532	22,808
Standard Parking Corporation's stockholders' equity:
Preferred stock, par value $.01 per share; 5,000,000 shares authorized and no shares issued	―	—
Common stock, par value $.001 per share; 50,000,000 shares authorized; 15,695,864 and 15,385,428 shares issued and outstanding as of September 30, 2010 and December 31, 2009, respectively	16	15
Additional paid-in capital	96,167	91,793
Accumulated other comprehensive (loss) income	(37)	313
Accumulated deficit	(65,183)	(77,372)
Total Standard Parking Corporation stockholders' equity	30,963	14,749
Noncontrolling interest	(70)	(72)
Total equity	30,893	14,677
Total liabilities and stockholders' equity	$ 253,403	$ 240,505

STANDARD PARKING CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF INCOME (in thousands, except for share and per share data, unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
Parking services revenue:
Lease contracts	$ 35,713	$ 35,576	$ 102,991	$ 105,963
Management contracts	43,713	39,266	125,869	114,870
	79,426	74,842	228,860	220,833
Reimbursed management contract revenue	101,500	97,480	308,312	297,632
Total revenue	180,926	172,322	537,172	518,465
Cost of parking services:
Lease contracts	32,714	32,899	95,702	98,780
Management contracts	24,357	20,696	68,899	61,025
	57,071	53,595	164,601	159,805
Reimbursed management contract expense	101,500	97,480	308,312	297,632
Total cost of parking services	158,571	151,075	472,913	457,437
Gross profit:
Lease contracts	2,999	2,677	7,289	7,183
Management contracts	19,356	18,570	56,970	53,845
Total gross profit	22,355	21,247	64,259	61,028
General and administrative expenses	11,549	11,295	35,327	34,376
Depreciation and amortization	1,527	1,582	4,557	4,482
Operating income	9,279	8,370	24,375	22,170
Other expenses (income):
Interest expense	1,286	1,546	4,174	4,510
Interest income	(56)	(54)	(161)	(216)
	1,230	1,492	4,013	4,294
Income before income taxes	8,049	6,878	20,362	17,876
Income tax expense	3,124	2,654	7,992	6,920
Net income	4,925	4,224	12,370	10,956
Less: Net income attributable to noncontrolling interest	89	38	181	144
Net income attributable to Standard Parking Corporation	$ 4,836	$ 4,186	$ 12,189	$ 10,812
Common stock data:
Net income per share:
Basic	$ 0.31	$ 0.27	$ 0.79	$ 0.71
Diluted	$ 0.30	$ 0.27	$ 0.77	$ 0.69
Weighted average shares outstanding:
Basic	15,651,586	15,277,601	15,526,061	15,274,214
Diluted	15,993,631	15,696,136	15,893,282	15,659,351

STANDARD PARKING CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands, except for share and per share data, unaudited)

	Nine Months Ended
	September 30, 2010	September 30, 2009

Operating activities:
Net income	$ 12,370	$ 10,956
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	4,545	4,173
Loss on sale of assets	50	286
Amortization of debt issuance costs	478	481
Non-cash stock-based compensation	1,770	1,754
Excess tax benefit related to stock option exercises	(1,185)	(136)
Provisions (reversal) for losses on accounts receivable	102	(174)
Deferred income taxes	1,786	4,295
Change in operating assets and liabilities	(4,149)	(6,856)
Net cash provided by operating activities	15,767	14,779
Investing activities:
Acquisitions	―	(2,500)
Purchase of leasehold improvements and equipment	(2,168)	(2,820)
Cost of contracts purchased	(522)	(904)
Proceeds from sale of assets	3	39
Capitalized interest	(107)	―
Contingent purchase payments	(104)	(259)
Net cash used in investing activities	(2,898)	(6,444)
Financing activities:
Repurchase of common stock	―	(3,885)
Proceeds from exercise of stock options	1,450	125
Earn-out payments	(529)	―
Tax benefit related to stock option exercises	1,185	136
Payments on senior credit facility	(15,200)	(3,600)
Distribution to noncontrolling interest	(179)	(148)
Payments on long-term borrowings	(95)	(90)
Payments on debt issuance costs	(30)	(30)
Payments on capital leases	(404)	(775)
Net cash used in financing activities	(13,802)	(8,267)
Effect of exchange rate changes on cash and cash equivalents	81	272
(Decrease) increase in cash and cash equivalents	(852)	340
Cash and cash equivalents at beginning of period	8,256	8,301
Cash and cash equivalents at end of period	$ 7,404	$ 8,641
Supplemental disclosures:
Cash paid during the period for:
Interest	$ 3,975	$ 4,516
Income taxes	4,925	2,449

The Company defines free cash flow as net cash from operating activities, less cash used for investing activities (exclusive of acquisitions), plus the effect of exchange rate changes on cash and cash equivalents. Due to the adoption, effective January 1, 2009, of Financial Accounting Standards Board Accounting Standards Codification Topic 810, Consolidation (formerly FAS 160), the calculation of Free Cash Flow has been modified to deduct for the distribution to noncontrolling interest, which was previously reported as part of net cash from operating activities.

STANDARD PARKING CORPORATION FREE CASH FLOW
(in thousands, except for share and per share data, unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
Operating income	$9,279	$8,370	$24,375	$22,170
Depreciation and amortization expense	1,527	1,582	4,557	4,482
Non-cash compensation	533	681	1,770	1,754
Income tax paid	(1,893)	(679)	(4,925)	(2,449)
Income attributable to noncontrolling interest	(89)	(38)	(181)	(144)
Change in assets and liabilities	5,682	(1,200)	(5,982)	(6,424)
Purchase of leaseholds, equipment and cost of contracts and contingent purchase payments	(1,042)	(861)	(2,898)	(3,944)
Operating cash flow	$13,997	$7,855	$16,716	$15,445
Cash interest paid (before payment of debt issuance)	(1,254)	(1,481)	(3,945)	(4,486)
Free cash flow (1)	$12,743	$6,374	$12,771	$10,959
(Increase) decrease in cash and cash equivalents	878	1,880	852	(340)
Free cash flow, net of change in cash	$13,621	$8,254	$13,623	$10,619

Sources (Uses) of cash:
(Payments) Proceeds from senior credit facility	($13,500)	($5,750)	($15,200)	($3,600)
(Payments) on other borrowings	(160)	(235)	(499)	(865)
(Payments) of debt issuance costs	(30)	(30)	(30)	(30)
Proceeds from exercise of stock options	381	125	1,450	125
Tax benefit related to stock option exercises	217	136	1,185	136
(Repurchase) of common stock	--	--	--	(3,885)
(Payments) on earn-out	(529)	--	(529)	--
(Payments) on acquisitions	--	(2,500)	--	(2,500)
Total (uses) of cash	($13,621)	($8,254)	($13,623)	($10,619)

(1) Reconciliation of Free Cash Flow to Consolidated Statements of Cash Flow
	Nine Months Ended	Six Months Ended	Three Months Ended
	September 30, 2010	June 30, 2010	September 30, 2010
Net cash provided by operating activities	$15,767	$2,003	$13,764
Net cash (used in) investing activities	(2,898)	(1,856)	(1,042)
Acquisitions	--	--	--
Distribution to noncontrolling interest	(179)	(85)	(94)
Effect of exchange rate changes on cash and cash equivalents	81	(34)	115
Free cash flow	$12,771	$28	$12,743

	Nine Months Ended	Six Months Ended	Three Months Ended
	September 30, 2009	June 30, 2009	September 30, 2009
Net cash provided by operating activities	$14,779	$7,833	$6,946
Net cash (used in) investing activities	(6,444)	(3,083)	(3,361)
Acquisitions	2,500	--	2,500
Distribution to noncontrolling interest	(148)	(108)	(40)
Effect of exchange rate changes on cash and cash equivalents	272	(57)	329
Free cash flow	$10,959	$4,585	$6,374

Trailing Twelve Month Free Cash Flow
	Three Months Ended				Twelve Months Ended
	December 31, 2009	March 30, 2010	June 30, 2010	September 30, 2010	September 30, 2010
Free Cash Flow	$6,264	$1,414	($1,386)	$12,743	$19,035
STANDARD PARKING CORPORATION
LOCATION COUNT
	September 30, 2010	December 31, 2009	September 30, 2009
Managed facilities	1,959	1,921	1,976
Leased facilities	211	208	220
Total facilities	2,170	2,129	2,196
CONTACT:  Standard Parking Corporation
          G. Marc Baumann, Executive Vice President and
           Chief Financial Officer
          (312) 274-2199
          mbaumann@standardparking.com